Exhibit 99.1

The San Juan Star	Friday, May 9, 2008
Business Section
Westernbank posts strong 1Q performance
Nets $39.77 million, improves capital ratio
By The STAR Staff
     Making a healthy profit and strengthening its risk capital ratio in the first quarter shows that Westernbank is riding out the “perfect storm” economy in Puerto Rico and the United States and will continue improving its performance, W. Holding Company Inc. Chairman and CEO Frank Stipes said Thursday.
     Westernbank reported earnings of $39.77 million for the quarter ended March 31 and strengthened its risk based capital to a “strong” 11.5 percent.
     The earnings are “a positive in everything that is happening in Puerto Rico and on the mainland Untied States,” said Stipes, head of Westernbank’s parent company.
     “In a perfect storm economy we need to ride the storm and that’s exactly what we’re doing,” he added.
     The improved risk based capital ratio, meanwhile, shows that the company has moved beyond a problematic loan to manufacturing firm Inyx, which the bank wrote off as a $105 million loss.
     “A bank with a risk-based capital of 11.50 is clearly out of the woods,” Stipes said. “We haven’t had that ratio since 2006. That is a strong ratio.”
     “We think we’re in a constant turnaround; we’ve seen this as a hole in the road and that we simply have to pass it,” Stipes said.
     While the write-off impacted the bank’s capital base, Stipes said officials see it as “an isolated element.”
     During the first quarter, the bank was able to increase its capital by $120 million to offset the bad loan. “It achieved, in the period of December to April, essentially in the last 120 days, $120 million that extraordinarily reinforces its position,” Stipes said.
     Westernbank increased its risk-based capital ratio to 11.33 percent from 10.56 percent, according to Federal Deposit Insurance Corporation reports.
     As of Thursday, the ratio has increased further to 11.5 percent, Stipes said.

     Regulatory standards require banks to have a risk-based capital ratio of 10 percent or more to be considered a “well-capitalized” institution.
     Meanwhile, the bank had a Tier 1 risk-based capital ratio, which Stipes said indicates the bank’s core capital, of about 10.07 percent as of March 31, according to a report with the FDIC. It is required to have a Tier 1 risk-based capital ratio of 6 percent or more to be considered “well capitalized.”
     “Of those ratios, the one we had that had been directly affected by the Inyx loan, which caused a loss of $105 million from the bank, was the risk-based capital ratio,” Stipes said. “In relation to the Tier 1 risk-based capital ratio, the bank practically had and still has double the capital it needed to be a well-capitalized institution,” so liquidity was never an issue, he said.
     W. Holding is restating previous earnings to recognize the impact of adjustments resulting from the Inyx loan impairment.
     “In an economy like this one we want to improve all the operations, we’re working to get the statements out as soon as possible,” Stipes said. “We expect to be able to start doing our filings on or before May 31, and expect to likewise be completely up to par in public filings between July and August 2008. This is what we’re shooting for.”

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